                                                                     EXHIBIT 2.8

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 15th day of January, 1997, by and among, on the one hand, SYNNEX Information Technologies, Inc., a California corporation ("Synnex"), SynFab, Inc., a California corporation (the "Buyer"), and, on the other hand, Merisel FAB, Inc., a Delaware corporation (the "Seller"), and Merisel, Inc., a Delaware corporation ("Merisel").

RECITALS

A.        The Seller is a wholly-owned subsidiary of Merisel.

B. The Seller is engaged in the business of granting franchises to dealers of microcomputer systems and products located in the Designated Territory (as defined below) and selling, distributing and servicing microcomputer systems and related products and services products to such franchisees and to independent dealers located in the Designated Territory (the "Subject Business").

C. The Buyer is a wholly-owned subsidiary of Synnex and has been organized by Synnex for the purpose of acquiring the Subject Business from the Seller.

D. The Seller desires to sell, transfer, convey and assign to the Buyer, and the Buyer desires to purchase and acquire from the Seller, certain assets and rights of the Seller relating to the Subject Business, subject to the assumption by the Buyer of certain obligations and liabilities of the Seller, in accordance with the terms and subject to the conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:


ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1       DEFINITIONS.  For purposes of this Agreement, the following terms
          -----------
shall have the meanings indicated:

(a) "Ad Fund Agreement" shall mean the ComputerLand Corp. Ad Fund Trust Trust Agreement, dated as of May 18, 1983, as amended, relating to the advertising fund established for the benefit of Franchisees.

(b) "Aggregation Business" shall mean the sale of products to a specific body of customers under a specified program where the sale of such products is made on special terms and conditions that are sponsored, either directly or indirectly, by the vendor of those products and such terms and conditions are not made available to wholesale distributors that are comparable to Merisel or its affiliates in wholesale distribution contracts. Examples of the Aggregation Businesses are Ingram Alliance and Tech Data Elect.

(c) "Assumed Contracts" shall mean the Third Party Reseller Agreements and the Ad Fund Agreement.

          (d) "Business Day" shall mean a day that is not a Saturday, Sunday or a day on which banking institutions in California are not required to be open.

          (e) "Copyrights" shall mean all copyrights, copyright registrations and applications, and all copyrighted or copyrightable works owned and/or used by the Seller in connection with the Subject Business.

          (f) "Datago Agreements" shall mean all Datago agreements between the Seller (or its affiliates) and the Datago Purchasers, as well as all agreements between the Seller (or its affiliates) and any of its Franchisees or former Franchisees relating to the conversion of such Franchisees to Datago Purchasers, including all amendments, addendums and attachments thereto and all collateral or related agreements with respect thereto, a complete list of which Datago Agreements as of the date of this Agreement is included in SCHEDULE 4.1(l).
                                                           ---------------

           (g) "Datago Purchasers" shall mean all of the Seller's Datago dealers located in the Designated Territory.

(h) "Designated Territory" shall mean the 50 States of the United States of America and the District of Columbia.

(i) "Employee Plan" shall mean all present plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of the Seller or to any other person who provides regular services to the Seller's business, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Internal Revenue Code of 1986, as amended. The term Employee Plan includes, but is not limited to, pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans. The term Employee Plan also includes, but is not limited to, disability, medical, dental, workers compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits and fringe benefits. The term Employee Plan also includes any employee plan that is a multi-employer plan as defined in Section 3(37) of ERISA.

(j) "Environmental Laws" shall mean any laws, rules, regulations, orders, treaties, statutes and codes promulgated by any governmental authorities which prohibit, regulate or control any hazardous materials or the transportation, storage, transfer, use or dealing with such materials or which relate to pollution or protection of the environment.

          (k) "Franchise Agreements" shall mean all franchise agreements, including all amendments, addendums and attachments thereto, and all collateral or related agreements with respect thereto between the Seller and its Franchisees (a complete list of which Franchise Agreements as of the date of this Agreement is included in SCHEDULE 4.1(l)).
                              ---------------

(l)  "Franchisee" shall mean all ComputerLand franchisees of the Seller.

(m) "Guarantees" shall mean the specific guarantees of the Seller under: (i) the letters dated October 6, 1995, and November 10, 1995, between the Seller and Deutsche Financial Services Corporation (formerly ITT Commercial Finance Corporation); and (ii) the CLUB Finance Program Agreement between the Seller and Deutsche Financial Services Corporation dated September 19, 1994.

(n) "Intellectual Property" shall mean all proprietary rights and information owned and/or used by the Seller in connection with the Subject Business, including, but not limited to, the Copyrights, Patents, Trademarks and Software Licenses, as well as all other trade secrets, proprietary manufacturing information and know-how, inventions, drawings and designs, customer and vendor lists and the goodwill associated with any of the foregoing.

(o) "Material Adverse Effect" shall mean a material adverse effect on the Purchased Assets or on the business, results of operations, financial condition or prospects of the Subject Business, in each case taken as a whole.

(p) "Patents" shall mean all patents, patent applications, divisions, continuations and continuations-in-part owned and/or used by the Seller in connection with the Subject Business, including but not limited to those patents set forth on SCHEDULE 1.1(p) (in certain cases solely with respect to, and
             ---------------
for use in, the Designated Territory as specified

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

in SCHEDULE 1.1(p)).
   --------------

(q) "Retained Businesses" shall mean all of the Seller's businesses other than the Subject Business.

(r) "Software Licenses" shall mean all licenses under which the Seller is a licensee of intellectual property rights used in connection with the Subject Business, including rights in and to the computer programs, data files and other software (including object code and source code) set forth in SCHEDULE 1.1(r),
                                                              ---------------
and specifically including, without reservation, all of the Seller's rights to the ILS and POET software.

(s) "Third Party Resellers" shall mean, collectively, the Datago Purchasers and the Franchisees.

(t) "Third Party Reseller Agreements" shall mean, collectively, the Franchise Agreements and the Datago Agreements in effect on the date of this Agreement, including any written modifications, amendments or waivers with respect thereto.

(u) "Trademarks" shall mean all trademarks, trade dress, trademark registrations and applications, trade names, service marks and service mark registrations owned and/or used by the Seller in connection with the Subject Business, including but not limited to the trademarks "ComputerLand" and "Datago" (with respect to, and for use in, the Designated Territory only) as well as the other trademarks, tradenames, service marks and logos set forth on
SCHEDULE 1.1(u).
---------------

(v) "Vanstar" shall mean Vanstar Corporation, a Delaware corporation, which previously was known as ComputerLand Corporation.

(w) "Vanstar Distribution and Services Agreement" shall mean that certain Distribution and Services Agreement, dated as of January 31, 1994, by and between the Seller and ComputerLand Corporation, which subsequently changed its name to Vanstar.

(x) "Vanstar Extended Obligation" shall mean that certain account payable in the original amount of US$20,000,000, payable by the Seller to Vanstar pursuant to the Vanstar Distribution and Services Agreement.

(y) "Vanstar Sublease" shall mean that certain Sublease Agreement by and between the Seller and Vanstar, effective as of January 31, 1994.

          1.2  DISCLOSURE GENERALLY; AMENDMENT OF SCHEDULES.  If, and to the
               --------------------------------------------
extent that, any information required to be furnished in any section or subsection of the Schedules relating to the representations and warranties set forth in Section 4.1 is set forth in this Agreement, any other section or subsection of such Schedules or any exhibit of annex hereto, such information shall be deemed to be disclosed in the section or subsection of the Schedules which require such disclosure. The inclusion of any information in such Schedules or any part thereof shall not be deemed to be an admission or indication of the materiality thereof of to create a standard of disclosure generally.

          1.3  DEFINITION OF "KNOWLEDGE".   Where any representation or warranty
               -------------------------
contained in this Agreement is expressly qualified by reference to the knowledge of the Seller, such term shall mean the knowledge that the persons listed in
SCHEDULE 1.3 attached hereto have or should have had as a reasonably prudent
------------
person under similar circumstances given their respective positions with regard to the operations of the Subject Business.

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

ARTICLE II

TRANSFER OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES

          2.1  TRANSFER OF ASSETS.  On the terms and subject to the conditions
               ------------------
of this Agreement, at the Closing (as defined in Section 7.1), the Seller shall sell, transfer, convey and assign to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller's right, title and interest in, to and under the following (and only the following) assets, properties and rights relating to the Subject Business as the same shall exist immediately prior to the Closing (collectively referred to as the "Purchased Assets"):

          (a) all of the Seller's right, title and interest in and to the Intellectual Property, including, but not limited to, all of the Seller's right, title and interest under Trademarks, the Patents, the Copyrights and the Software Licenses;

          (b) all of the Seller's transferable right, title and interest under the Assumed Contracts;

          (c) all signs in the possession of any of the Franchisees which are owned by the Seller, all forms, labels, catalogs, brochures, art work, photographs and advertising material in the Seller's possession which are owned by the Seller and used in connection with the Subject Business, and all copyrights therein;

          (d) all training and marketing manuals owned by the Seller and used in the Subject Business and all franchise and Datago operating manuals and all copyrights owned by the Seller therein;

          (e) all fixed assets and tangible personal property of the Seller relating to the Subject Business (other than inventories), including without limitation, the machinery, equipment, supplies, furniture and other assets set forth on SCHEDULE 2.1(e), which Schedule shall be updated by the parties prior
         ---------------
to the Closing;

          (f) copies or originals of all information and records of the Seller, whether reduced to writing or in computer form, acquired for, useful in, or in any way related to the Subject Business, including without limitation, customer files, sales and royalty records, accounting records, mailing addresses of and other data relating to the Franchisees and Datago Purchasers, forms, catalogs, brochures, advertising materials, vendor lists and employee records, specifications, schematics, and product manuals; and

          (g) all assets of the Seller listed on SCHEDULE 2.1(g), including but
                                                 ---------------
not limited to all accounts receivable of the Seller as of the Closing Date relating to the Subject Business (the "Accounts Receivable"), which Schedule shall be updated prior to the Closing in accordance with Section 5.2(f) and which is subject to further adjustment as of the Closing Date in accordance with
Section 7.4.

          2.2  ASSETS NOT BEING TRANSFERRED.  Anything contained in Section 2.1
               ----------------------------
to the contrary notwithstanding, no assets, properties or rights (whether real, personal or mixed, tangible or intangible) of the Seller other than the Purchased Assets, are being sold, conveyed and assigned to the Buyer under this Agreement. Without limiting the foregoing, the following are specifically excluded from the Purchased Assets:

               (a) all cash and cash equivalents of the Subject Business existing prior to the Closing;

               (b) all rights in and to any claims against any Third Party Resellers or any other third party arising out of or relating to transactions or events occurring prior to the Closing; and

               (c) the inter-company receivables of the Seller listed on
SCHEDULE 2.2(c).
---------------

          2.3  LIABILITIES BEING ASSUMED.  On the terms and subject to the
               -------------------------
conditions of this Agreement,

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

simultaneously with the sale, transfer, conveyance and assignment to the Buyer of the Purchased Assets, the Buyer shall assume, and hereby agrees to perform, pay and satisfy when due, the following liabilities and obligations of the Seller (collectively, the "Assumed Obligations"):

          (a) all liabilities and obligations under, arising out of or relating to the Assumed Contracts on and after the Closing Date, but expressly excluding any liabilities and obligations arising out of or relating to transactions or events occurring prior to the Closing Date, including, without limitation, any breach or other violation by the Seller of any of the Assumed Contracts occurring prior to the Closing, whether or not any claim for such breach or violation has been asserted at or prior to the Closing;

          (b) all liabilities and obligations under the Vanstar Extended Obligation;

          (c) the other specific liabilities of the Seller identified in
SCHEDULE 2.3(c) (which may, in the discretion of the Buyer, include the
---------------
Guarantees), which Schedule shall be updated prior to the Closing in accordance with Section 5.2(f) and which is subject to further adjustment as of the Closing Date in accordance with Section 7.4; and

          (d) those liabilities and obligations of Seller otherwise specifically assumed by the Buyer in this Agreement.

          2.4  LIABILITIES NOT BEING ASSUMED.  Except for the Assumed
               -----------------------------
Obligations, the Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any other liabilities, obligations or commitments of the Seller or of the Subject Business of any nature whatsoever, whether known or unknown, fixed or contingent, or accrued or unaccrued, including, without limitation, the inter-company payables of the Seller listed in SCHEDULE 2.4 and
                                                               ------------
any other liabilities, obligations or commitments relating to the ownership, interest in, use or operation of any of the Purchased Assets or the Subject Business prior to the Closing Date collectively, the "Excluded Obligations").

          2.5  INSTRUMENTS OF CONVEYANCE AND TRANSFER.  At the Closing, the
               --------------------------------------
Seller and the Buyer shall execute and deliver a bill of sale, assignment and assumption agreement substantially in the form attached hereto as Exhibit "A" (the "Bill of Sale, Assignment and Assumption"), a trademark assignment substantially in the form attached hereto as Exhibit "B" (the "Trademark Assignment"), a copyright assignment substantially in the form attached hereto as Exhibit "C" (the "Copyright Assignment"), and a patent assignment substantially in the form attached hereto as Exhibit "D" (the "Patent Assignment"), and the Seller shall execute and deliver such other endorsements, assignments and instruments necessary in order to transfer the Purchased Assets to the Buyer.


ARTICLE III

PURCHASE PRICE;  ALLOCATION

          3.1  PURCHASE PRICE.  As full payment for the sale, transfer,
               --------------
conveyance and assignment of the Purchased Assets and the restrictive covenants of each of Merisel and the Seller set forth in Section 8.2 hereof (the "Restrictive Covenants"), Buyer shall assume all of the Assumed Obligations, subject to adjustment as provided in Section 7.5, and shall receive from Merisel certain rebates on merchandise purchased from Merisel by the Franchisees in accordance with the terms of a rebate agreement to be entered into as of the Closing reflecting the terms contained in the Term Sheet attached hereto as Exhibit "E" (the "Rebate Agreement").

          3.2  ALLOCATION OF PURCHASE PRICE.  The Purchase Price shall be
               ----------------------------
allocated among the Purchased Assets, the Restrictive Covenants and the Rebate Agreement in accordance with an allocation to be agreed upon by the parties prior to the Closing and attached to the Agreement as SCHEDULE 3.2. Each of
                                                      ------------
Merisel, the Seller and the Buyer shall
prepare their Federal, state and local income tax returns on a basis consistent with such allocation.

          3.3  ESCROW ACCOUNT.  On of before the Closing Date, Merisel and the
               --------------
Seller shall deposit into an escrow account at a financial institution acceptable to the parties cash in the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Escrow Account"). Such Escrow Account shall be subject to the terms and conditions contained in an escrow agreement to be entered into as of the Closing reflecting the terms contained in the Term Sheet attached hereto as Exhibit "F" (the "Escrow Agreement").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          4.1  REPRESENTATIONS AND WARRANTIES OF THE SELLER.  The Seller hereby
               --------------------------------------------
represents and warrants to the Buyer as follows:

          (a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER OF THE
              -----------------------------------------------------------
SELLER.  The Seller is a corporation duly organized, validly existing and in
------
good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Subject Business as now being conducted, to enter into this Agreement, the Bill of Sale, Assignment and Assumption, the Trademark Assignment, the Copyright Assignment, and the Patent Assignment, and all other instruments related to any of the foregoing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified and in good standing to do business in all jurisdictions in which the failure to be so qualified and in good standing to do business would have a Material Adverse Effect.

          (b) AUTHORITY.  The execution, delivery and performance of this
              ---------
Agreement, the Bill of Sale, Assignment and Assumption, the Trademark Assignment, the Patent Assignment and all other instruments related to any of the foregoing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been and the Bill of Sale, Assignment and Assumption, the Trademark Assignment, the Copyright Assignment, and the Patent Assignment will be duly and validly executed and delivered by the Seller, and when validly executed and delivered by the Buyer will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and with respect to the remedy of specific performance, equitable doctrines applicable thereto. Except as set forth on SCHEDULE 4.1(b), neither the execution, delivery or performance
                ---------------
of this Agreement, the Bill of Sale, Assignment and Assumption, and the Patent Assignment or all other instruments related to any of the foregoing, nor the consummation by the Seller of the transactions contemplated hereby and thereby, nor compliance by the Seller with any provision hereof or thereof will (i) conflict with or result in a breach of the Seller's Certificate of Incorporation or By-laws, (ii) violate, conflict with, result (with or without notice or the passage of time, or both) in a breach of or constitute (with or without notice, the passage of time, or both) a default under (or cause or give rise to any right of termination, cancellation, modification, imposition of fees or penalties or acceleration) the terms of any of the Assumed Contracts, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) require any consent, authorization or approval of any third party, including, without limitation, any consent to the assignment of any of the Assumed Contracts, other than those which if not obtained would not have a Material Adverse Effect, (iv) violate any Federal, state, local or foreign law, statute, rule, regulation, order, writ, judgment, injunction, award or decree of any court, administrative agency or governmental body applicable to the Seller, any of the Purchased Assets or the Subject Business, the violation of which would have a Material Adverse Effect or would prohibit consummation of the transactions contemplated hereby, (v) affect any license, permit or other governmental authorization or approval or any other right, privilege, agreement or contract in a manner which could reasonably by expected to have a Material Adverse Effect or (vi) result in or require the creation or imposition of any security interest, judgment, lien, charge, mortgage, conditional sales contract, pledge, claim, license or other encumbrance (collectively, "Claims") upon the Purchased Assets or the Subject Business.

          (c) NO CONSENT OR APPROVAL REQUIRED.   Except with respect to the
              -------------------------------
filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period thereunder (which waiting period was granted early termination on December 31, 1996), and except as otherwise disclosed on SCHEDULE 4.1(c), no consent, authorization, approval, permit,
             ---------------
license, exemption by or other order of, declaration to or filing with any Federal, state, local or foreign governmental authority is required (i) to be obtained by the Seller in connection with the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement, the Bill of Sale, Assignment and Assumption, the Trademark Assignment, the Copyright Assignment, and the Patent Assignment, other than those which if not obtained or made would not have a Material Adverse Effect or (ii) to prevent the termination, cancellation, modification, amendment or waiver of any right, privilege, license, agreement or contract of the Seller with respect to the Subject Business which, if terminated, canceled, modified, amended or waived, could reasonably be expected to have a Material Adverse Effect.

          (d) CAPITALIZATION.  The authorized capital stock of the Seller is
              --------------
1,000 shares of Common Stock, of which 100 shares are issued and outstanding. One hundred percent (100%) of the issues and outstanding shares of capital stock of the Seller is owned and controlled by Merisel. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Seller is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

          (e) FINANCIAL INFORMATION.  SCHEDULE 4.1 (e) sets forth (i) the
              ---------------------   ----------------
statements of revenues and operating expenses of the Subject Business for the fiscal years ended December 31, 1995 and 1994, and (ii) balance sheets of the Subject Business at November 23, 1996, June 29, 1996, and March 30, 1996, and income statements for each of the fiscal periods then ended (collectively, the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly, in all material respects, the revenues and operating expenses of the Subject Business for the periods indicated.

          (f) TAXES.  Except as individually or in the aggregate would not be
              -----
reasonably expected to constitute a Material Adverse Effect, the Seller (i) has timely filed, or has had timely filed on its behalf, with the appropriate governmental agencies all required tax returns, (ii) is not delinquent in payment of any taxes claimed to be due by any taxing authority other than any taxes being protested in good faith by appropriate proceedings as set forth in
SCHEDULE 4.1(f), and (iii) has paid or made on the Financial Statements adequate
---------------
provision or reserves for all taxes payable by it (including, but not limited to, Federal, state and local income, withholding, corporate, excise, real and personal property taxes, social security taxes, and any interest and penalties thereon). Except as set forth in SCHEDULE 4.1(f), the Seller has no knowledge
                                  ---------------
of any actual or threatened assessment of deficiency or additional tax or other governmental charge, and there are no tax audits currently pending with respect to the Seller, nor, to the knowledge of the Seller, have any audits been proposed either in writing or orally.

(g)  NO UNDISCLOSED LIABILITIES.  The Seller has no undisclosed liabilities or
     --------------------------
obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due material to the Subject Business (the "Liabilities") that are not reflected in the Financial Statements. Since November 23, 1996, the Seller has not incurred any Liabilities except in the ordinary course of business or as otherwise permitted by this Agreement.

          (h) EQUITY INVESTMENTS.  The Seller does not own, directly or
              ------------------
indirectly, any capital stock, partnership interest, joint venture interest or other ownership or proprietary interest in any other corporation, association, partnership, joint venture or other entity, including any Franchisee or Datago Purchaser. The Seller does not conduct any part of its business operations through any subsidiaries or through any other entity in which the Seller has an equity investment.

          (i) TITLE TO AND SUFFICIENCY OF PURCHASED ASSETS.  The Seller owns and
              --------------------------------------------
has good, valid and transferable title to all of the Purchased Assets free and clear of any and all Claims, except for: (i) those Claims set forth on SCHEDULE
                                                                       --------
4.1(i) and (ii) liens for current taxes not yet due and payable.  Except as set
------
forth in SCHEDULE 4.1(i) and except for (i) corporate, administrative and
         ---------------
support services heretofore provided to the Subject Business by personnel employed by, and utilizing resources of, Merisel as set forth in SCHEDULE
                                                                 --------
4.1(i), and (ii) compliance by the Buyer with applicable Federal and state franchise laws, including, without limitation, any regulatory filings required to be made by the Buyer in order to offer franchises in the Designated Territory, and assuming that the Buyer hires and has available to it immediately after the Closing the services of the employees of the Subject Business and further assuming that the Buyer assumes the Guarantees, the Purchased Assets are sufficient to permit the Buyer to operate the Subject Business immediately after the Closing in a manner substantially similar to the manner in which it is operated by the Seller immediately prior to the Closing; PROVIDED, HOWEVER,
                                                         ---------  -------
that nothing contained herein shall constitute a representation and warranty by the Seller relating to the operating results of the Buyer in its ownership and management of the Subject Business.

          (j) REAL PROPERTY.  The Seller does not own any real property.  All
              -------------
leases under which the Seller is the lessee of real or personal property are listed on SCHEDULE 4.1(j) hereto and are valid, subsisting and enforceable
          ---------------
leases.

          (k) ACCOUNTS RECEIVABLE.  All of the Accounts Receivable constitute
              -------------------
legal, valid, binding and enforceable claims arising from bona fide transactions in the ordinary course of business of the Seller and are fully collectible when due without defense, offset or counterclaim, in the aggregate face amounts thereof, subject to the reserve for doubtful accounts reflected in the Financial Statements.

          (l) CONTRACTS.  SCHEDULE 4.1(l) sets forth the following
              ---------   ---------------
(collectively, the "Operative Contracts"): (i) each of the Third Party Reseller Agreements; (ii) each supply agreement with any vendor pursuant to which the Seller purchases goods for resale to Third Party Resellers in effect on the date of this Agreement; (iii) each agreement or commitment containing a covenant limiting the freedom of the Seller (with respect to the Subject Business) to compete with any person, firm, corporation, partnership, joint venture or other enterprise or engage in any line of business in effect on the date of this Agreement; (iv) each agreement or commitment of the Seller whereby the Seller has guaranteed any obligations of a third party; and (v) each other contract, commitment or agreement of the Seller of any nature regardless of amount or subject matter in effect on the date of this Agreement (including but not limited to the Ad Fund Agreement and all agreements relating to services or licenses that the Seller provides to Franchisees) which is material to the financial condition, results of operations, properties, assets, liabilities (absolute, accrued, contingent or otherwise) or business of the Seller (with respect to the Subject Business). Except as set forth on SCHEDULE 4.1(l): (i)
                                                          --------------
the Seller has performed in all material respects all obligations required to be performed by it to date and is not in breach of or default under (nor, to the knowledge of the Seller, is the Seller alleged to be in default, nor has any event occurred which, immediately, or upon the giving of notice or the passage of time or both, would constitute a default) under any Operative Contract where such failure to perform, breach or default, when taken together with all other existing failures to perform, breaches and defaults by the Seller under any Operative Contracts or such other instruments, agreements or contracts, could reasonably be expected to have a Material Adverse Effect; (ii) to the knowledge of the Seller, no other party is in default under any Operative Contract where such default, when taken together with all other defaults by other parties to any Operative Contracts or such other instruments, agreements or contracts, could reasonably be expected to have a Material Adverse Effect; (iii) each Operative Contract is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and, with respect to the remedy of specific performance, equitable doctrines applicable thereto; and (iv) the Seller has not previously assigned or transferred any of its right, title or interest in and to any of the Assumed Contracts to any third party. Except as set forth on SCHEDULE 4.1(l), the
                                                     ----------------
Seller has made available to the Buyer true and complete copies of all Operative Contracts. Each of the Seller and, to the knowledge of the Seller, the Trustee (as defined in the Ad Fund Agreement) has complied in all material respects with their obligations under the Ad Fund Agreement and is not in breach or default under (nor, to the knowledge of Merisel and Seller, is the Seller or the Trustee alleged to be in default under) the Ad Fund Agreement.

          (m) INTELLECTUAL PROPERTY RIGHTS.  The Intellectual Property
              ----------------------------
constitutes all of the material names, trademarks, tradenames, service marks, logos, copyrights, patents and other intellectual property presently used by the Seller in the Subject Business. Except as set forth on SCHEDULE 4.1(m): (i) the
                                                       ----------------
Seller has the right to use the Intellectual Property in the conduct of the Subject Business, (ii) the Seller has the right to sell and license to third parties for use in the Designated Territory the Intellectual Property owned by the Seller, to bring actions for the infringement thereof in the Designated Territory; (iii) there is no pending claim against the Seller alleging that any of the Intellectual Property infringes on any intellectual property rights of any party nor, to the knowledge of the Seller, is any such claim threatened;
(iii) to the knowledge of the Seller, no party is infringing on the rights of the Seller in the Intellectual Property in the Designated Territory; (iv) the Seller has not granted any license or right to use any Intellectual Property;
(v) the Seller has no knowledge of any claim by any other person that such other person is the legal owner of any of the

Intellectual Property owned by the Seller; and (vi) each of the Trademarks is in use by the Seller in the Designated Territory.

          (n) LITIGATION.  Except as set forth on SCHEDULE 4.1(n), there are no
              ----------                          --------------
(i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the knowledge of the Seller, threatened, against the Seller with respect to the Subject Business or the Purchased Assets, whether at law or in equity, or before or by any Federal, state, municipal or other governmental authority or (ii) judgments, decrees, injunctions or orders of any court or governmental authority against the Seller which affect the Purchased Assets or the Subject Business.

          (o) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS.  To the knowledge of the
              ---------------------------------------
Seller, except as set forth on SCHEDULE 4.1(o), the Seller, in its conduct of
                              ----------------
the Subject Business, (i) has complied in all material respects with all applicable Federal, state and local laws, ordinances, regulations, rules, statutes and orders (collectively, "Laws") applicable to its conduct of the Subject Business, the noncompliance with which could reasonably be expected to have a Material Adverse Effect, and (ii) has not received any written notice or complaint from any Federal, state or local governmental authority alleging that the Seller's conduct of the Subject Business is in violation of any Law.

          (p)  BROKERS.  Except as set forth on SCHEDULE 4.1(p), neither
               -------                          ---------------
Merisel, nor the Seller or any of their respective shareholders, directors, officers, employees or agents has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          (q) ABSENCE OF CERTAIN CHANGES.  Except as set forth on SCHEDULE
              --------------------------                          --------
4.1(q), since November 23, 1996, the Seller (solely in respect of the Subject
------
Business and the Purchased Assets) has not:

          (i) suffered any changes in its condition (financial or otherwise), business, net worth, assets, properties, operations, obligations or liabilities (fixed or contingent) which, in the aggregate, have had or may be reasonably expected to constitute (whether before or after the Closing Date) a Material Adverse Effect;

          (ii) suffered any theft, damage, destruction or casualty loss, which materially adversely affects the Subject Business or the Purchased Assets;

          (iii) sold, leased, transferred or otherwise disposed of any Purchased Asset except in the ordinary course of business, consistent with past practice;

          (iv) permitted any Purchased Asset to be subject to any Claim the imposition of which could reasonably be expected to have a Material Adverse Effect;

          (v) entered into, terminated, canceled, modified (in a manner materially adverse to the Seller), relinquished or waived or received notice of, or request for, termination, cancellation, modification, relinquishment or waiver of any substantial right or claim of the Subject Business or any Operative Contract;

          (vi) been subject to any labor dispute, material work stoppage or threat thereof by or with respect to the employees of the Subject Business;

          (vii) settled on its own behalf any material action or proceeding; or

          (viii) made any agreement to take any of the actions described in this
Section 4.1(q).

          (r) PRODUCT WARRANTIES.  There are no pending claims against the
              ------------------
Seller (with respect to the Subject Business) on account of product warranties or with respect to the sale by the Seller of defective or inferior products that would have a Material Adverse Effect, and to the knowledge of the Seller, there are no such threatened claims that could reasonably be expected to have a Material Adverse Effect.

          (s) FRANCHISE MATTERS.  The Seller has previously provided to the
              -----------------
Buyer a copy of a franchise offering circular currently being used by the Seller to offer and sell franchises, together with all exhibits thereto (the "Offering Circular"). Each of the franchise offering circulars, together with the exhibits thereto, other than the franchise agreements attached as exhibits thereto, used by the Seller in the Designated Territory are substantially similar in all material respects to the Offering Circular. SCHEDULE 4.1(s) sets
                                                            ---------------
forth a true and complete list of all formal filings made by the Seller after December 31, 1995, with any state or Federal regulatory authority with respect to franchising matters. True and complete copies of any formal orders of state or Federal regulatory authorities issued after December 31, 1995, with respect to such filings are attached to SCHEDULE 4.1(s). SCHEDULE 4.1(s) hereof sets
                                ---------------   ---------------
forth a list of all Third Party Reseller Agreements terminated or not renewed and any notices of such termination or non-renewal received by the Seller during the twelve (12) months ending on the date of this Agreement.

          (t) EMPLOYMENT MATTERS.  SCHEDULE 4.1(t) comprises a list of: (i) all
              ------------------
Employee Plans made available to employees of the Subject Business by the Seller as of the date hereof: (ii) all employment contracts with directors, officers, employees or consultants to which the Seller is a party or is subject as of the date of this Agreement with respect to the Subject Business, excluding mere offer letters; and (iii) all group insurance programs in effect for employees of the Seller with respect to the Subject Business. The Seller has made available to the Buyer complete and correct copies of all such written obligations and complete summaries of all such oral obligations. The Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to the Seller's business, nor is the Seller currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of the Seller, is the Seller the subject of any union organization affecting its business. There is no pending or, to the knowledge of the Seller, threatened labor dispute, strike or work stoppage affecting the Seller's business.

          (u) ENVIRONMENTAL COMPLIANCE.  Except as individually or in the
              ------------------------
aggregate would not be reasonably expected to constitute a Material Adverse
Effect: (i) to the knowledge of the Seller, the Seller has all permits, licenses and other authorizations which are required under existing Environmental Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, hazardous or toxic materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, hazardous or toxic materials or wastes; (ii) to the knowledge of the Seller, the Seller has no liability under, has never violated, and is presently in compliance with all Environmental Laws; (iii) the Seller has not generated, manufactured, refined, transported, produced or processed any hazardous material or solid waste, except in compliance with all applicable Environmental Laws;
(iv) to the knowledge of the Seller, there are no existing environmental conditions or circumstances with respect to any real property owned or leased by the Seller, whether or not discovered, which could or does result in any damage, loss, cost, expense, claim, demand, or liability to or against the Seller by any third party (including, without limitation, any governmental authority); (v) there is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, notice of violation or administrative proceeding relating in any way to the Environmental Laws and naming the Seller or the Subject Business; (vi) no lien has been imposed on the Seller by any governmental agency at the U.S. federal, state, local or foreign level in connection with the presence of any hazardous materials; and (vii) to the knowledge of the Seller, there has been no disposal by the Seller, directly or indirectly, of any materials or wastes to, on or in any site currently listed or formally proposed to be listed on the U.S. National Priorities List under Superfund or any site listed or formally proposed to be listed as a major or priority cleanup site under any comparable state law.

          (v) ACCURACY OF INFORMATION.  The statements, representations and
              -----------------------
warranties contained herein and the information furnished by or on behalf of Merisel and the Seller to the Buyer, its agents or representatives in connection with these transactions or this Agreement (including the information contained in the Schedules attached hereto) did not contain or shall not contain, at the respective times such information is or was delivered, any untrue statement of a material fact, nor did it omit or shall it omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.2  REPRESENTATIONS AND WARRANTIES OF THE BUYER.  The Buyer
               -------------------------------------------
represents and warrants to Merisel and the Seller as follows:

          (a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER OF THE BUYER.
              -----------------------------------------------------------------
The Buyer is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to enter into this Agreement, the Bill of Sales and Assumption and all other instruments related to any of the foregoing, to perform its obligations hereunder and thereunder and to consummated the transactions contemplated hereby and thereby.

(b)  AUTHORITY.  The execution, delivery and performance of this Agreement, the
     ---------
Bill of Sales and Assumption, and all other instruments related to any of the foregoing, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been and the Bill of Sale, Assignment and Assumption will be duly and validly executed and delivered by the Buyer, and when validly executed and delivered by the Seller will be valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and, with respect to the remedy of specific performance, equitable doctrines applicable thereto. Neither the execution, delivery of performance by the Buyer of this Agreement, the Bill of Sale, Assignment and Assumption or all other instruments related to any of the foregoing, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor compliance by the Buyer with any provision hereof or thereof, nor compliance by the Buyer with any provision hereof or thereof will: (i) conflict with or result in a breach of the articles of incorporation or by-laws of the Buyer; (ii) violate, conflict with, result (with or without notice or the passage of time, or both) in breach of or constitute (with our without notice, the passage of time, or both) a default under (or cause or give rise to any right of termination, cancellation or acceleration) under the terms of any material contract or indenture to which the Buyer is a party which could reasonably be expected to impair the ability of the Buyer to consummate the transactions contemplated hereby or perform its obligations hereunder or have a material adverse effect on the business of the Buyer taken as a whole; (iii) require any consent, authorization or approval of any third party, other than those which if not obtained would not have a material adverse effect on the business of the Buyer taken as a whole; (iv) violate any provision of any Federal, state, local or foreign law, statute, rule or regulation or order, writ, judgment, injunction, award or decree of any court, administrative agency or governmental body applicable to the Buyer or would prohibit consummation of the transactions contemplated hereby; or (v) have a material adverse effect on the business of the Buyer taken as a whole.

          (c) NO CONSENT OR APPROVAL REQUIRED.  Except with respect to the
              -------------------------------
filing of a pre-merger notification report under the HSR Act and expiration of the applicable waiting period (which waiting period was granted early termination on December 31, 1996), no consent, authorization, approval, permit, license, exemption by or other order of, declaration to or filing with any Federal, state or local governmental authority is required (i) to be obtained by the Buyer for the execution, delivery and performance of the transactions contemplated by this Agreement and the Bill of Sale, Assignment and Assumption, other than those which if not obtained would not have a Material Adverse Effect, or (ii) to prevent the termination, cancellation, modification, amendment or waiver of any right, privilege, license, agreement or contract of the Buyer which, if terminated, canceled, modified, amended or waived, could reasonably be expected to have a Material Adverse Effect.

          (d) BROKERS.  Neither the Buyer, nor Synnex nor any of their
              -------
respective shareholders, directors, officers, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

ARTICLE V

PRE-CLOSING COVENANTS

          5.1  GENERAL COVENANTS.  During the period from the date of this
               -----------------
Agreement and continuing until the Closing Date or the earlier termination of this Agreement, each of the parties agrees (except to the extent that the other parties shall otherwise consent in writing) as follows:

          (a) ASSISTANCE IN CONSUMMATION OF THE AGREEMENT.  Each of the parties
              -------------------------------------------
hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

          (b) REGULATORY AND OTHER AUTHORIZATIONS.  Each party shall take all
              -----------------------------------
reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and shall promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Agreement. Each party shall take all reasonable actions to obtain (and to cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority or other third party required to be obtained in connection with or contemplated by this Agreement, including, but not limited to the filing of the pre-merger notification report under the HSR Act.

          (c) COMMUNICATIONS.  Neither party shall furnish any communication to
              --------------
the public relating to the transactions contemplated by this Agreement without the prior approval of the other parties as to the contents thereof. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental authority or from issuing any release where, in such party's reasonable judgment, it is legally required to do so.

          (d) CONDITIONS.  Each party shall use all commercially reasonable
              ----------
efforts to cause each of the conditions set forth in Article VI under its control to be fulfilled on or prior to the Closing Date.

          5.2  COVENANTS OF MERISEL AND THE SELLER.  During the period from the
               -----------------------------------
date of this Agreement until the Closing Date or the earlier termination of this Agreement, each of Merisel and the Seller agrees (except to the extent that the Buyer shall otherwise consent in writing) as follows:

          (a) ORDINARY COURSE; MAINTENANCE OF PURCHASED ASSETS.  The Seller
              ------------------------------------------------
shall carry on the Subject Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts consistent with past practice and policies to: (i) preserve intact the organizations and assets of the Subject Business; (ii) keep available the services of its present officers and key employees; (iii) preserve its relationship with customers, suppliers, licensors, sales representatives, Franchisees and others having business dealings with the Seller to the end that the Seller's goodwill and ongoing business shall not be materially impaired at the Closing Date; and (iv) maintain the Purchased Assets in customary repair, order and condition, reasonable wear and tear excepted.

(b)  NO SHOP.  Prior to February 28, 1997, neither Merisel nor the Seller shall,
     -------
nor shall they authorize any of their respective directors, officers, employees or agents or any investment banker, attorney, accountant or other representative retained by them to, solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal which may reasonably be expected to lead to any "acquisition proposal" nor shall they accept any "acquisition proposal." Each of Merisel and the Seller shall promptly advise the Buyer orally and in writing of any such inquiries or proposals. As used in this paragraph, "acquisition proposal" shall mean any proposal for a merger or other business combination involving the Seller or for the acquisition of a substantial equity interest in the Seller or a substantial portion of the assets of the Seller other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein contained shall prevent Merisel, the Seller or any of their respective directors from taking such action as such party reasonably believes to be required by his or her fiduciary duties to the shareholders of Merisel or the Seller, whichever the case may be.

          (c) SALARIES, BENEFIT PLANS, ETC.  Except in the ordinary course of
              ----------------------------
business and consistent with prior practice, the Seller shall not increase any salaries or other compensation payable to its directors, officers, employees or consultants; provided, that in no event shall the aggregate amount of any such increases in salaries or payment of other compensation to employees or consultants exceed $200,000 in the aggregate on an annualized basis. In addition, except in the ordinary course of business and consistent with prior practice, the Seller shall not hire any additional employees or consultants, nor, except as required by law, shall it adopt or amend in any material respect any collective bargaining agreement or benefit plan or any other agreement with employees.

          (d) ACCESS TO INFORMATION.  Each of Merisel and the Seller shall
              ---------------------
afford to the Buyer and its accountants, legal counsel and other representatives, reasonable access during normal business hours to all of the Seller's properties, books, contracts, commitments and records relating to the Subject Business, and shall furnish promptly to the Buyer all information concerning the Subject Business as the Buyer may reasonably request. The Buyer shall not use such information for purposes other than this Agreement and shall otherwise hold such information in confidence pursuant to the terms of the Confidentiality Agreement dated September 4, 1996, between the Seller and the Buyer, except as required by law.

          (e) BULK SALES.  To the extent the transactions contemplated in this
              ----------
Agreement are deemed to be subject to compliance with the terms of Division 6 of the California Commercial Code (the "Bulk Sales Act"), the Seller shall be solely responsible for compliance therewith and each of Merisel and the Seller shall indemnify the Buyer from and against any liabilities arising from a failure to comply as provided in Section 10.1(f).

          (f) UPDATE OF SCHEDULE 2.1(g).  At least ten (10) calendar days prior
              -------------------------
to the Closing Date, the Seller shall prepare and deliver to the Buyer a balance sheet for the Subject Business at December 28, 1996, which shows accounts receivable, accounts payable and fixed assets, and which shall specify any adjustments required thereby to either Schedule 2.1(g) or Schedule 2.3(c). The Seller hereby covenants that such balance sheet shall be prepared in accordance with generally accepted accounting principles consistently applied and shall present fairly, in all material respects, the financial condition of the Subject Business on the date indicated.

          (g)       USE OF NAME.   Each of Merisel and the Seller shall sign
                    -----------
such consents and take such other action, in each case conditional upon the Closing, as the Buyer shall reasonably request in order to permit the Buyer to use the name "ComputerLand" and variants thereof in the Designated Territory. Without limiting the generality of the foregoing, each of Merisel and the Seller shall use its best efforts to cause Computerland of San Diego, Inc. to execute and deliver to the Buyer as soon as reasonably practicable hereafter a Certificate of Amendment wherein it changes its corporate name so as to eliminate all reference to the word "Computerland" or variants thereof.

          5.3  COVENANT OF SYNNEX AND THE BUYER.  During the period from the
               --------------------------------
date of this Agreement until the Closing Date or the earlier termination of this Agreement, each of Synnex and the Buyer agrees (except to the extent that the Seller shall otherwise consent in writing) to negotiate in good faith with Vanstar to enter into a new distribution agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

          6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS.  The obligations of the
               --------------------------------------
Seller to sell the Purchased Assets, and of the Buyer to purchase the Purchased Assets and assume the Assumed Obligations, are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Seller or the Buyer, as applicable:

          (a) GOVERNMENT CONSENTS; AUTHORIZATIONS.  All material consents,
              -----------------------------------
authorizations, orders or approvals of, and filings or registrations with or expiration of waiting periods imposed by, any Federal, state or local governmental body which are required for or in connection with the execution and delivery by the Seller of this Agreement, the Bill of Sale, Assignment and Assumption and the consummation of the transactions contemplated hereby and thereby, and the transfer to the Buyer of the Purchased Assets, shall have been obtained or made.

          (b) LEGAL ACTION.  No temporary restraining order, preliminary
              ------------
injunction or permanent injunction or other order preventing the consummation of transactions contemplated hereby shall have been issued by any Federal or state court and remain in effect. Each party agrees to use its best efforts to have any such injunction or order lifted.

          (c) LEGISLATION.  No Federal, state or local statute, rule or
              -----------
regulation or ordinance shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

          (d)  NEW DISTRIBUTION AGREEMENT.  The Buyer shall have entered into a
               --------------------------
new Distribution Agreement with Vanstar in a form acceptable to the Buyer.

          (e) NEW SUBLEASE AGREEMENT.  The Buyer shall have entered into a new
              ----------------------
Sublease Agreement with Vanstar on terms which are reasonably similar to the terms of the Vanstar Sublease.

          (f) REBATE AGREEMENT.  Merisel and the Buyer (or an affiliate of the
              ----------------
Buyer) shall have entered into the Rebate Agreement.

          (g) VANSTAR CONSENT.  Written consent to the consummation of the
              ---------------
transactions contemplated herein shall have been obtained from Vanstar.

          (h) THIRD PARTY CONSENTS.  Written consents to the consummation of the
              --------------------
transactions contemplated herein on terms reasonably satisfactory to the Seller shall have been obtained from the persons listed in SCHEDULE 6.1(h).
                                                    ---------------

          6.2  CONDITIONS TO OBLIGATIONS OF THE BUYER.  The obligation of the
               --------------------------------------
Buyer to purchase the Purchased Assets and assume the Assumed Obligations is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Buyer:

          (a) REPRESENTATIONS AND WARRANTIES.  The representations and
              ------------------------------
warranties of the Seller set forth in Section 4.1 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, and the Buyer shall have received a certificate from the Seller signed by an authorized officer of the Seller to that effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE SELLER.  Each of Merisel and the
              ----------------------------------------
Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing, and the Buyer shall have received a certificate from the Seller signed by an authorized officer of the Seller to that effect.

          (c) AUTHORIZATION.  All action necessary to authorize the execution,
              -------------
delivery and performance by the Seller of this Agreement and all ancillary agreements in connection herewith and the consummation by the Seller of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Seller and the Buyer shall have received all such counterpart originals, certified or other copies of such documents as the Buyer may reasonably request.

          (d) BILL OF SALE, ASSIGNMENT AND ASSUMPTION; CONVEYANCE INSTRUMENTS.
              ---------------------------------------------------------------
The Seller shall have duly executed and delivered to the Buyer the Bill of Sale, Assignment and Assumption, the Trademark Assignment, the Copyright Assignment, the Patent Assignment and such other instruments of conveyance and transfer as shall be reasonably requested by the Buyer to effect the transfer of the Purchased Assets.

          (e) THIRD PARTY CONSENTS.  Written consents to the consummation of the
              --------------------
transactions contemplated herein on terms reasonably satisfactory to the Buyer shall have been obtained from: (i) the lenders under that certain Credit Agreement, dated April 13, 1995, as amended, and (ii) Rosewood Associates (as landlord of the Pleasanton facility).

          (f) VENDOR LETTERS.  The Buyer shall have received letters in a form
              --------------
satisfactory to the Buyer from at least five of the following six vendors - Apple Computer, Compaq Computer, Hewlett Packard Company, IBM, NEC and Toshiba - pursuant to which such vendor consents in writing to:

          (i) the distribution of its products by the Buyer after the Closing on terms and conditions similar to the Seller's current arrangements with Vanstar respective to such vendor; and

          (ii) continue its then-current relationship and arrangements with the Buyer after the termination of the Vanstar Distribution and Services Agreement.

          (g) AD FUND AGREEMENT.  The Buyer shall have received that portion of
              -----------------
the corpus of the trust under the Ad Fund Agreement held for the benefit of the Franchisees to the extent of the Seller's interest therein, and a new trustee thereunder, designated by the Buyer, shall have been appointed.

          (h) TERMINATION OF VANSTAR AGREEMENTS.  The Vanstar Sublease and the
              ---------------------------------
Vanstar Distribution and Services Agreement shall have been terminated by mutual agreement of Vanstar and the Seller, and the Seller shall have provided the Buyer with written evidence of same.

          (i) ESCROW AGREEMENT.  Merisel, the Seller and the escrow agent
              ----------------
thereunder shall have duly executed and delivered to the Buyer the Escrow Agreement.

          (j) REPURCHASE AGREEMENTS.  The Buyer shall have entered into
              ---------------------
repurchase agreements reasonably similar to the form agreement attached hereto as Exhibit "G" (the "Buyer Repurchase Agreements") with each of the finance companies listed on SCHEDULE 6.2(j).
                    ---------------

          (k) PURCHASE OF VANSTAR EXTENDED OBLIGATION.  Synnex shall have
              ---------------------------------------
entered into an agreement to purchase the Vanstar Extended Obligation from the current holder(s) thereof on terms acceptable to the Buyer.

          6.3  CONDITIONS TO OBLIGATIONS OF THE SELLER.  The obligation of the
               ---------------------------------------
Seller to sell the Purchased Assets to the Buyer is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Seller:

          (a) REPRESENTATIONS AND WARRANTIES.  The representations and
              ------------------------------
warranties of the Buyer set forth in Section 4.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, and the Seller shall have received a certificate from the Buyer signed by an authorized officer of the Buyer to that effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE BUYER.  Each of Synnex and the
              ---------------------------------------
Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing, and the Seller shall have received a certificate from the Buyer signed by an authorized officer of the Buyer to that effect.

          (c) AUTHORIZATION.  All action necessary to authorize the execution,
              -------------
delivery and performance of this Agreement and the Bill of Sale, Assignment and Assumption by the Buyer and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Buyer and the Seller shall have received all such counterpart originals or certified or other copies of such documents as the Seller may reasonably request.

          (d)   BILL OF SALE, ASSIGNMENT AND ASSUMPTION.  The Buyer shall have
                ---------------------------------------
duly executed and delivered to the Seller the Bill of Sale, Assignment and Assumption and such other instruments of assumption as shall be reasonably requested by the Seller to effect the assumption by the Buyer of the Assumed Obligations.

          (e) EMPLOYEES.  The Buyer shall have extended offers of employment to
              ---------
all employees of the Seller that are not expressly listed in SCHEDULE 6.3(e)
                                                             ---------------
attached hereto, which Schedule may be updated by the Buyer prior to the Closing (provided that at the Closing the Buyer shall offer employment to substantially all of the Seller's employees), with such employment to be effective as of the Closing Date, on general terms of employment, including base salary, commission, bonus, benefits and similar arrangements, substantially comparable when taken as a whole to those under which each such employee was employed by the Seller immediately prior to the Closing (recognizing that individual differences in specific terms of employment may exist), and which terms shall include a severance package providing that if any employee is terminated by the Buyer without cause within ninety (90) days or more following the Closing Date, such employee shall be entitled to receive a severance payment from the Buyer equal to the amount he or she would have received from the Seller had such employee been terminated without cause by the Seller as of the Closing Date. Such employment by the Buyer, if accepted by the respective employee, shall commence on the first calendar day immediately following the Closing Date.

          (f) RELEASE.  Merisel and the Seller shall have received from Vanstar
              -------
a release of all of its duties, obligations and liabilities in connection with the Vanstar Distribution Agreement and the Vanstar Sublease, except for those listed in SCHEDULE 6.3(F).
          ---------------

          (g) GUARANTEES.  The Buyer shall have either (i) assumed the
              ----------
Guarantees by including them as assumed liabilities in Schedule 2.3(c), or (ii) procured for the Seller from the guaranteed parties releases of all of the Seller's duties, obligations and liabilities under such Guarantees.


ARTICLE VII

CLOSING; POST-CLOSING ADJUSTMENTS

          7.1  CLOSING.  Subject to the terms and conditions of this Agreement,
               -------
the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Article VI (with the date on which such Closing takes place referred to as the "Closing Date"). The Closing shall be held at the offices of Baker & McKenzie, 660 Hansen Way, Palo Alto, California 94304, or at such other place as the Buyer and the Seller may agree, and shall be deemed effective at 12:01 a.m. on the first calendar day immediately following the Closing Date. Except as otherwise provided herein, the Closing may be conducted by means of exchange of documents via facsimile with original documents to be exchanged by overnight mail.

          7.2  POST-CLOSING AUDIT.  Promptly following the Closing, the Seller
               ------------------
shall prepare a balance sheet for the Subject Business as of the Closing Date, which shall be prepared in the form of Schedule 2.1(g) (collectively, the "Closing Balance Sheet"). The Closing Balance Sheet shall also specify the adjustments, if any, to be made to the Accounts Receivable set forth in Schedule 2.1(g) and/or the Assumed Obligations set forth in Schedule 2.3(c) (as each may have been updated in accordance with Section 5.2(f)) determined in accordance with Section 7.4. ). The Seller hereby covenants that the Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied and shall present fairly, in all material respects, the financial condition of the Subject Business on the date indicated. The Seller shall deliver the Closing Balance Sheet to the Buyer promptly upon its completion, but in no event later than twenty-one (21) calendar days after the Closing Date, unless the Closing Date does not coincide with the end of a calendar month, in which case the Seller shall have thirty (30) days from the Closing Date to deliver the Closing Balance Sheet to the Buyer.

          7.3  REVIEW BY THE BUYER.
               -------------------

          (a) The Buyer may review, either itself or through its financial advisors, the Closing Balance Sheet and the adjustments to the Purchased Assets or the Assumed Obligations, if any. If the Buyer disputes any matter contained in the Closing Balance Sheet, it shall notify the Seller in writing (the "Dispute Notice") within fifteen (15) calendar days from its receipt thereof. If the Buyer does not provide the Seller with the Dispute Notice within this period, the Closing Balance Sheet shall be deemed to be the "Final Balance Sheet," and the adjustments contained therein to the Purchased Assets or the Assumed Obligations, if any, will be deemed to be the "Final Purchase Price Adjustments" for all purposes of this Agreement.

          (b) If the Buyer timely delivers to the Seller a Dispute Notice, the Buyer and the Seller shall negotiate in good faith to attempt to resolve the matters disputed. Any matter in the Dispute Notice which is not resolved within fifteen (15) days after the Seller's receipt of the Dispute Notice shall be submitted to an independent big six accounting firm acceptable to each of the parties (the "Independent Accountant") for resolution. Each party shall furnish, at its own expense, such documents and information as the Independent Accountant may request. Each party may also furnish to the Independent Accountant such other information as it deems relevant provided appropriate copies and notification thereof is given to the other party. The fees and expenses of the Independent Accountant shall be shared equally by, on the one hand, Merisel and the Seller and, on the other hand, Synnex and the Buyer. The Independent Accountant shall promptly render its decision on any disputed matters in writing and such decision shall be final and binding. The Closing Balance Sheet and the adjustments to the Purchased Assets or the Assumed Obligations contained therein, as either may be modified by the Independent Accountant, shall be deemed for all purposes of this Agreement to be the "Final Balance Sheet" and the "Final Purchase Price Adjustments," respectively.

          7.4  ADJUSTMENT TO ACCOUNTS RECEIVABLE AND/OR ASSUMED OBLIGATIONS.
               ------------------------------------------------------------
If, in accordance with the Final Balance Sheet, the book value of the Accounts Receivable (after subtracting any reserves for doubtful accounts as of the Closing) is greater than the book value of the Assumed Obligations (not including the Vanstar Extended Obligation), then either Schedule 2.1(g) shall be modified so as to eliminate certain assets of the Seller or Schedule 2.3(c) shall be modified so as to include additional liabilities of the Seller so that the book value of the Accounts Receivable is equal to the book value of the Assumed Obligations (not including the Vanstar Extended Obligation).
Conversely, if, in accordance with the Final Balance Sheet, the book value of the Accounts Receivable (after subtracting any reserves for doubtful accounts as of the Closing) is less than the book value of the Assumed Obligations (not including the Vanstar Extended Obligation), then either Schedule 2.1(g) shall be modified so as to include certain additional assets of the Seller or Schedule 2.3(c) shall be modified so as to eliminate certain liabilities of the Seller so that the book value of the Accounts Receivable (after subtracting any reserves for doubtful accounts as of the Closing) is equal to the book value of the Assumed Obligations (not including the Vanstar Extended Obligation).

          7.5  ADDITIONAL ASSIGNMENT AND/OR ASSUMPTION BASED ON FINAL
               ------------------------------------------------------
ADJUSTMENTS.  If, based on the Final Balance Sheet, an adjustment is required to
-----------
either Schedule 2.1(g) or Schedule 2.3(c) pursuant to Section 7.4, the parties shall hold a post-Closing (the "Post-Closing") either by mail and telephone or in person at the same location as the Closing, no later than the fifth (5/th/) Business Day after the determination of the Final Balance Sheet.

          (a) If Schedule 2.1(g) has been modified so as to eliminate certain assets of the Seller or Schedule 2.3(c) has been modified so as to include additional liabilities of the Seller, then the parties shall execute and deliver at the Post-Closing an additional bill of sale, assignment and assumption agreement in the same general form as the Bill of Sale, Assignment and Assumption, pursuant to which the Buyer shall assign back to the Seller those assets eliminated from Schedule 2.1(g) and/or the Buyer shall assume the additional liabilities of the Seller added to Schedule 2.3(c), whichever the case may be.

          (b) If Schedule 2.1(g) has been modified so as to include certain additional assets of the Seller or Schedule 2.3(c) has been modified so as to eliminate certain liabilities of the Seller, then the parties shall execute and deliver at the Post-Closing an additional bill of sale, assignment and assumption agreement in the same general form as the Bill of Sale, Assignment and Assumption, pursuant to which the Seller shall transfer to the Buyer those assets added to Schedule 2.1(g) and/or the Seller shall assume back from the Buyer the liabilities eliminated from Schedule 2.3(c), whichever the case may be.

          (c) If, for whatever reason, the adjustments mandated by the Final Balance Sheet can not be effected through the assignment of additional assets and/or the assumption of liabilities in accordance with either Section 7.5(a) or
(b), then the party which realized the windfall shall pay to the other party on or before the Post-Closing an amount in cash equal to the difference between the book value of the Accounts Receivable (after subtracting any reserves for doubtful accounts as of the Closing) and the book value of the Assumed Obligations (not including the Vanstar Extended Obligation); provided, however, that if it is determined that the Buyer owes cash to the Seller hereunder, as an alternative to receiving cash the Seller may deduct such amount owed from amounts otherwise payable by the Seller under the Rebate Agreement.


ARTICLE VIII

POST-CLOSING COVENANTS

          8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The representations
               ------------------------------------------
and warranties of the Seller contained in Section 4.1 and the representations and warranties of the Buyer contained in Section 4.2 shall survive for a period of fifteen (15) months from the Closing Date; provided, however, that (i) the
                                              -------- --------
representations and warranties of the Seller contained in Section 4.1(f) relating to tax returns and tax liabilities and the representations and warranties of the Seller contained in Section 4.1(s) relating to franchise matters shall survive until the expiration of the applicable statutes of limitation plus a period of sixty (60) days (each of the foregoing termination dates, a "Survival Date"), and (ii) the limitation on the period for the survival of representations and warranties shall not apply to any fraudulent breach or misrepresentation or to an inaccuracy in any representation which, to the knowledge of the party making the representation, was known to be inaccurate as of the Closing Date. Any representation or warranty which would otherwise terminate after a Survival Date shall survive until the final adjudication or settlement of any claim for the breach thereof if notice of any inaccuracy or breach thereof, including a reasonably detailed description of such alleged inaccuracy or breach, shall have been given in writing to the Seller or the Buyer, as the case may be, on or prior to the Survival Date.

          8.2  MERISEL'S AND THE SELLER'S RESTRICTIVE COVENANT.
               -----------------------------------------------

          (a) From the Closing Date until the ninth (9/th/) monthly anniversary of the Closing Date, neither Merisel, nor the Seller, nor any of their respective affiliated or related companies shall, directly or indirectly, engage in the Aggregation Business in the Designated Territory. In addition, from the Closing Date until the thirty-sixth (36/th/) monthly anniversary of the Closing Date, neither Merisel, nor the Seller, nor any of their respective affiliated or related companies shall, directly or indirectly, engage in the business of franchising or licensing of third parties to operate businesses that sell computers, computer components or similar products or services in the Designated Territory. The above notwithstanding, nothing herein contained shall prohibit Merisel from continuing to sell products in connection with the distribution business of Merisel in effect as of the date hereof, including, without limitation, to customers of the Buyer.

          (b) Each of Merisel and the Seller has carefully considered the nature and extent of the restrictions set forth herein and acknowledges that the same are reasonable with respect to scope, duration and territory. It is the desire and intent of the parties hereto that the provisions of this Section 8.2 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement thereof is sought. Accordingly, if any provision of this Section 8.2 shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the Seller or the Buyer, shall be deemed amended to delete therefrom or to modify provisions thereof so as to restrict (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, with such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable. It is further acknowledged that any monetary remedy for any breach of the Seller's covenant set forth in Section 8.2(a) will be inadequate and that the Buyer will be entitled to temporary and permanent injunctive relief against the Seller in addition to any other relief or remedies to which the Buyer may be entitled, without the necessity of proving actual damages.

          8.3  BOOKS AND RECORDS.  The Seller shall not dispose of any records
               -----------------
of the Seller relating to the Subject Business during the five-year period commencing with the Closing Date without the Buyer's prior written consent, which consent shall not be unreasonably withheld. Following the expiration of such five-year period, the Seller may dispose of such records at any time following ninety (90) days' prior written notice to the Buyer. During such ninety (90) day period, the Buyer shall have the right, at the Buyer's sole expense, to take possession of all or any part of such records at a time to be agreed upon by the Seller and the Buyer. In addition to the foregoing, the Seller shall provide to the Buyer copies of, and the Buyer shall have the nonexclusive right to use within the Designated Territory, (i) all mailing addresses of and other data relating to the Franchisees and Datago, (ii) all vendor lists relating to the Subject Business and (iii all forms, catalogs, brochures, advertising materials, training and marketing manuals and franchise and Datago operating manuals relating to the Subject Business.

          8.4  RENEWALS AND ASSIGNMENTS OF FRANCHISE AGREEMENTS.  From and after
               ------------------------------------------------
the Closing Date, for each Franchisee with whom the Buyer renews or assigns a Franchise Agreement, the Buyer shall cause such Franchisee to enter into a new franchise agreement with the Buyer and to release the Seller from its obligations thereunder as a condition to such renewal or assignment.

8.5       CONFIDENTIALITY MATTERS.
          -----------------------

          (a) At the Closing, the Seller shall assign to the Buyer all of the Seller's respective right, title and interest in any confidentiality agreements to the extent such agreements pertain to the sale of the Subject Business entered into by the Seller in connection with the sale of the Subject Business and, if available, shall deliver to the Buyer the executed originals of such agreements. The Seller shall not amend, modify or supplement, or grant and consent or waiver under or with respect to, and of such confidentiality agreements without the Buyer's prior written consent.

          (b) From and after the Closing, each of Merisel, the Seller and the Buyer shall maintain the confidentiality of all confidential or proprietary information of the other party, including marketing, advertising, and promotional methods, agreements with vendors, manufacturers, distributors and other suppliers, Franchise Agreements, Datago Agreements, customer lists, pricing policies, financial information, sales volume, inventory procedures and amounts, logistic systems, computer programs (including source code and object code), ideas, concepts, processes, research and development and other information related to the business or customers of such other party (collectively, "Confidential Information"). Neither party shall use (except in connection with this Agreement or the transactions contemplated hereby), transfer, release, publish or disclose, directly or indirectly, any Confidential Information of the other party, without such other party's prior written consent, except as required by law. Confidential Information does not include any information that (i) becomes generally known or available to the public, through no fault of such party, (ii) was known by such party, without any obligation of confidentiality, prior to the date hereof, or (iii) is lawfully obtained by such party after the date hereof from a third party not bound by any obligation of confidentiality to the other party. Each party understands that the other party will not have an adequate remedy at law for a breach or threatened breach by such party of the terms of this Section and therefore agrees that in the event of such a breach or threatened breach, the other party may obtain an injunction or restraining order to enjoin such breach or threatened breach, in addition to any other available remedy.

          (c) The letter agreement dated September 4, 1996 (the "Confidentiality Agreement") relating to the confidentiality obligations of Synnex, the Seller and Merisel with respect to information obtained by Synnex in connection with the review of the Subject Business shall remain in full force and effect in the event of the termination of this Agreement for any reason whatsoever prior to the Closing.

          8.6  POST-CLOSING COOPERATION.  Each of Merisel and the Seller shall
               ------------------------
cooperate with the Buyer and assist, where feasible, to ensure an orderly transfer of the Purchased Assets to the Buyer. Without limiting the generality of the foregoing, each of Merisel and the Seller shall cooperate to achieve a smooth transition to the Buyer of those aspects of the Datago business conducted by Merisel, including without limitation, by providing any phone numbers, order processing systems and salespeople employed in the Datago business.

          8.7  NO SOLICITATION OF EMPLOYEES.  Except as provided in Article IX,
               ----------------------------
for a period of one (1) year after the Closing Date, each of Merisel, the Seller and the Buyer shall not solicit the employees of the other.

          8.8  FINANCIAL STATEMENTS.  After the Closing, at the written request
               --------------------
of the Buyer, and at the Buyer's expense, each of Merisel and the Seller shall cooperate with the Buyer and its accountants to prepare, modify or provide additional information with respect to any financial statements or schedules relating to the Subject Business.

          8.9  FURTHER ASSURANCES.
               ------------------

          (a) Each of Merisel and the Seller shall, at any time and from time to time after the Closing, upon the written request of the Buyer, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, such reasonable further acts, deeds, assignments, transfers, conveyances, or assurances as may be reasonably required for (i) the better transferring, assigning, conveying, granting, assuring and confirming to the Buyer, or for aiding and assisting in the collection of or reducing to possession by the Buyer, the Purchased Assets, and (ii) the fulfillment of the purposes of this Agreement. The Buyer shall, at any time and from time to time following the Closing, at the request of the Seller, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, such reasonable further acts, deeds, assumptions or assurances as may be reasonably required for (i) the better assuming by the Buyer of the Assumed Obligations, and (ii) the fulfillment of the purposes of this Agreement.

          (b) Each of Merisel and the Seller shall promptly pay or deliver to the Buyer any amounts or items which shall be received by the Seller following the Closing which constitute Purchased Assets and any moneys, checks or other instruments of payment to which the Buyer is entitled after the Closing under the Assumed Contracts. The Buyer shall promptly pay or deliver to the Seller or, at the option of Merisel, to Merisel any amounts or items which shall be received by the Buyer following the Closing which belong to the Retained Businesses.

          8.10 USE OF NAME.  From and after the Closing Date, each of Merisel
               -----------
and the Seller shall sign such consents and take such other action as the Buyer shall reasonably request in order to permit the Buyer to use the name "ComputerLand" and variants thereof in the Designated Territory. From and after the Closing Date, neither Merisel nor the Seller shall use the name "ComputerLand" or any names similar thereto or variants thereof except in connection with a discussion of their historical businesses.


ARTICLE IX

EMPLOYMENT MATTERS

          9.1  OBLIGATIONS OF THE BUYER.
               ------------------------

          (a) Except as set forth in Section 6.3(e), the Buyer shall have no obligation, to offer employment to any of the Seller's employees. In connection herewith, the Buyer acknowledges that the Seller makes no representation that any of its employees will accept the Buyer's offer of employment. In addition, the parties acknowledge and agree that the Buyer shall have no liability with respect to the employment or termination of employment of any of the Seller's employees who are offered employment with the Buyer, but do not accept such offer.

          (b) In the event the Buyer does offer employment to any of the Seller's employees and such offer is accepted, however, the Buyer shall credit those employees with the full length of their period of service during which he or she was employed by the Seller for purposes of determining their vesting under, eligibility to participate in, and the accrual of benefits under, the employee benefit plans (as such term is defined in Section 3(3) of ERISA) of the Buyer.
          (c) Except as expressly set forth in Section 9.1(b), the Buyer shall have no liability for accrued wages (including salaries and commissions), severance pay, sick leave or other benefits, or employee plans of any type or nature on account of the Seller's employment of or termination of its employees. Each of Merisel and the Seller shall, jointly and severally, indemnify and hold harmless each of the Buyer and Synnex from and against any liability arising out of any claims for such pay or benefits or any other claims arising from the Seller's employment of or termination of its employees.

          9.2  EMPLOYEE PLANS.  The Buyer is not assuming any of the Employee
               --------------
Plans of the Seller, and the Buyer shall have no liability whatsoever to employees of the Seller or to the Seller with respect to accrued or future benefits under any such Employee Plans, whether or not any of such employees are offered employment by, or become employees of, the Buyer, and each of Merisel and the Seller shall defend, indemnify and hold each of Synnex and the Buyer harmless against any claims by the Seller's employees under such Employee Plans, including, but not limited to, claims for severance under the existing Employee Plans by employees of the Seller that accept the Buyer's offer of employment in accordance with Section 6.3(e).

          9.3  OBLIGATIONS OF THE SELLER.
               -------------------------

          (a) The Seller shall (i) deliver to the Buyer no later than ten (10) days prior to the Closing a list of all employees of the Seller then employed in conducting the Subject Business, and (ii) be responsible for all liabilities that have accrued with respect to periods ending prior to the Closing Date with respect the employees of the Subject Business.

          (b) The Seller acknowledges that, from and after the Closing Date, the Buyer shall have the right, subject to the Buyer's obligations set forth in
Section 9.1, to make all decisions regarding employment matters based in its sole determination as to the Buyer's business needs and performance of its employees.


ARTICLE X

INDEMNIFICATION

          10.1 INDEMNIFICATION BY MERISEL AND THE SELLER.  Subject to the terms
               -----------------------------------------
and conditions of this Agreement, including Section 10.5, each of Merisel and the Seller (the "Seller Indemnitors"), jointly and severally, shall indemnify and hold harmless the Buyer and its successors and assigns (the "Buyer Indemnitees") from and against any and all losses, damages, costs, obligations, liabilities and expenses (including reasonable attorneys' fees) (collectively, "Losses") incurred by any Buyer Indemnitee as a result of any of the following:

               (a) the breach of any representation and warranty of Merisel or the Seller set forth in Section 4.1 of this Agreement;

               (b) the breach of any covenant or agreement required to be performed by Merisel or the Seller under this Agreement, including under any of the agreements attached hereto as Exhibits;

               (c) any liability arising out of any Excluded Obligation;

               (d) any liability arising out of the Retained Businesses, including liabilities under any Employee Plan;

               (e) any brokerage or finders' fees arising out of the transactions contemplated hereby owing or claimed to be owing to any party engaged by the Seller; and

               (f) any liability arising from the failure to comply with the Bulk Sales Act in connection with the transactions contemplated hereby;

               (g) any liability arising out of any of the Seller's repurchase agreements with finance companies relating to the sale of products by the Seller prior to the Closing; and

               (h) liabilities up to a maximum of US$ 200,000 (less the amount of severance payments, if any, actually made by the Seller to those employees listed in Schedule 6.3(e)) for severance pay to employees of the Seller who accept employment with the Buyer that result from the termination by the Buyer of such employees without just cause within the first ninety (90) days following the Closing Date;

               (i) any severance liabilities payable to Martin Fishman or Donna Straff or any other liabilities arising out of the termination of Martin Fishman or Donna Straff in connection with the Closing of this transaction; provided that such liabilities arise within the first year after the Closing Date;

               (j) any liability arising out of any activities of the Seller prior to the Closing;

               (k) any liabilities or penalties relating to the Seller's activities in connection with the offer and sale of franchises and Third Party Reseller Agreements prior to the Closing or its failure to comply with all laws, rules, regulations and ordinances applicable to its dealings with such Third Party Resellers, including without limitation, federal and state antitrust, unfair and deceptive acts and practices and fair competition laws and state franchise or dealership relationship or termination laws (which indemnity expressly shall survive until the expiration of the applicable statutes of limitation relating to foregoing activities); and

               (l) any other liabilities of the Seller which the Buyer is not specifically assuming, including, without limitation, any liabilities not disclosed to the Buyer in this Agreement or the Exhibits and Schedules hereto.

          10.2 INDEMNIFICATION BY SYNNEX AND THE BUYER.  Subject to the terms
               ---------------------------------------
and conditions of this Agreement, including Section 10.5, each of Synnex and the Buyer (the "Buyer Indemnitors"), jointly and severally, shall indemnify and hold harmless Merisel and the Seller and their successors and assigns (the "Seller Indemnitees") from and against any and all Losses incurred by any Seller Indemnitee as a result of any of the following:

          (a) the breach of any representation and warranty of the Buyer set forth in Section 4.2;

          (b) the breach of any covenant or agreement required to be performed by Synnex or the Buyer under this Agreement, including under any of the agreements attached hereto as Exhibits;

          (c) any liability arising out of any Assumed Obligation, including any liabilities relating to the Assumed Contracts arising out of activities of the Buyer subsequent to the Closing Date;

          (d) any brokerage or finders' fees arising out of the transactions contemplated hereby owing or claimed to be owing to any party engaged by the Buyer;

          (e) any liability arising out of any of the Buyer Repurchase Agreements which relate to the sale of products after the Closing;

          (f) any severance payments in excess of US $200,000 that are required to be paid by the Seller due to the termination of the employees listed on
Schedule 6.3(e);

          (g) any liabilities arising under the Federal Worker Adjustment and Retraining Notification Act (U.S.C.A. (S)(S) 2101 - 2109) if the number of employees listed on Schedule 6.3(e) plus the number of employees of the Subject Business terminated by the Buyer without cause within the first four months following the Closing Date exceeds fifty (50); and

          (h) any other liabilities of the Seller which the Buyer is expressly assuming hereunder.

          10.3 CALCULATION OF LOSSES.  For purposes of Section1 10.1 and 10.2,
               ---------------------
the term "Losses" shall be calculated net of: (i) insurance proceeds actually received; (ii) amounts actually recovered in respect of indemnification claims (other than any indemnification claims arising under Sections 10.1 or 10.2);
(iii) tax deductions, credits or other benefits actually received; or (iv) other amounts actually recovered pursuant to a cross-claim or counterclaim arising from or in connection with the circumstances that give rise to such Losses pursuant to a final adjudication.

          10.4 INDEMNIFICATION PROCEDURE.  For the purposes of this Section
               -------------------------
10.4, the term "Indemnitee" shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified pursuant to the provisions of Section
10.1 or 10.2. The term "Indemnitor" shall refer to the person or persons having the obligation to indemnify pursuant to such Section.

          (a) CLAIMS FOR INDEMNIFICATION.  In the event it shall appear that an
              --------------------------
event giving rise to indemnification hereunder has occurred or is threatened, the Indemnitee shall provide the Indemnitor with prompt written notice thereof, stating that such event has occurred or is threatened, describing such event in reasonable detail the specifying or reasonably estimating the amount of the Losses and the method of computation thereof, all with reasonable particularity and containing a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises (the "Notice of Claim"). The Indemnitee shall be deemed to have waived its right to indemnification for any Losses for which notice is not given in a timely manner as set forth herein if and to the extent that the Indemnitor can show that such failure to give timely notice has materially prejudiced the Indemnitor's ability to defend or otherwise respond to such claim. For purposes hereof, any claim for indemnification shall be deemed to have been made as of the date on which the Notice of Claim is delivered to the Indemnitor.

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

          (i) In the event the Indemnitor shall in good faith dispute the validity of all or any amount of a claim for indemnification as set forth in the Notice of Claim, the Indemnitor shall, within thirty (30) days of its receipt of the Notice of Claim, execute and deliver to the Indemnitee a notice setting forth with reasonable particularity the grounds and the basis upon which the claim and/or amount of Loss is disputed (the "Dispute Statement").

          (ii) In the event the Indemnitor shall not within thirty (30) days of its receipt of the Notice of Claim deliver to the Indemnitee a Dispute Statement or the Indemnitor shall dispute only a portion of the amount set forth in the Notice of Claim, then the amount of the claim described in the Notice of Claim or the portion thereof not disputed shall be deemed to be admitted (the "Admitted Liability") and shall, upon the incurring of such Loss, immediately be due and payable to the Indemnitee by the Indemnitor.

          (iii) In the event the Indemnitor shall within thirty (30) days of its receipt of the Notice of Claim deliver to the Indemnitee a Dispute Statement, then the portion of the claim described in the Notice of Claim that is disputed by the Indemnitor shall not be due and payable, except in accordance with a final and unappealable decision of a court of competent jurisdiction, or a written agreement by the parties stipulating the amount of the Admitted Liability.

          (b) NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.   If the Indemnitee
              ----------------------------------------
shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at the Indemnitor's option, to assume the defense of such Third Party Claim or to participate in the defense by counsel of its own choice and at its expense; provided, however, that the Indemnitor shall not have the right to
             --------  -------
assume the defense of a Third Party Claim if: (i) such Third Party Claim seeks an injunction, restraining order, declaratory relief or other non-monetary relief and such Third Party Claim, if decided adversely, such Third Party Claim would have a material adverse effect on the Indemnitee; or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnitee and the Indemnitor and (x) the Indemnitee shall have been advised by counsel that there are one or more legal of equitable defenses available to it which are different from or additional to those available to the Indemnifying party, and (y) in the reasonable opinion of counsel for the Indemnitee, counsel for the Indemnitor would not be able to adequately represent the interests of the Indemnitee because such interests would materially conflict with those of the Indemnitor and such Third Party Claim, if decided adversely, would have a material adverse effect on the Indemnitee.

          (i) In the event the Indemnitor exercises its right to assume the defense of a Third Party Claim, the Indemnitor shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnitee in connection with the defense thereof.

          (ii) Regardless of which party is controlling the defense of a Third Party Claim: (x) the controlling party shall keep the other party fully informed of such Third Party Claim at all stages thereof, (y) the party not controlling the defense of such Third Party Claim shall make available, without charge, to the other party all books and records of such party relating to such Third Party Claim and (z) both parties shall render to each other, without charge, such assistance as is reasonably required in order to ensure the proper and adequate defense of such Third Party Claim.

(iii) In the event the Indemnitor exercises its right to assume the defense of a Third Party Claim, the Indemnitor shall not make any settlement of any action, suit or proceeding without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. In the event the Indemnitor does not exercise, or is precluded from exercising, its right to assume the defense of a Third Party Claim, but acknowledges in writing that at least a portion of such Third Party Claim falls within the Indemnitor's indemnification obligations hereunder, the Indemnitee shall not make any settlement of such action, suit or proceeding without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          10.5 CLAIMS LIMITATION.   Notwithstanding the foregoing provisions of
               -----------------
this Article X, neither party shall

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

have any liability for any Losses until and unless the cumulative total of such Losses exceeds in the aggregate US$ 100,000,and in no event shall either party be liable under this Article X for any Losses in excess of US$ 8,000,000; provided that: (i) when the aggregate amount of Losses reaches US$ 100,000 the respective indemnitor shall be liable in full for all Losses; and (ii) such limitation shall not apply to claims made by the Buyer Indemnitors so long as any funds remain in the Escrow Account. In addition, the foregoing limitations shall not apply to (i) liabilities for severance payments to employees, and (ii) claims based on any Losses resulting from either party's intentional, willful or reckless misrepresentations or breaches or warranties or agreements made as a part of or contained in this Agreement.


ARTICLE XI

TERMINATION

          11.1 TERMINATION.  This Agreement may be terminated at any time prior
               -----------
to the Closing:

               (a) by mutual consent of the Seller and the Buyer;

               (b) by either the Seller or the Buyer if:

                   (i) there has been a material breach of any representation, warranty, covenant or agree ment contained in this Agreement on the part of the other party, and such breach or failure has not been promptly cured; or

                   (ii) the Closing shall not have occurred on or prior to February 28, 1997; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

          11.2 EFFECT OF TERMINATION.  In the event of termination of this
               ---------------------
Agreement by either the Seller or the Buyer as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or their respective officers or directors, except (a) as set forth in Sections 8.5, 8.7 and 12.1, and (b) to the extent that such termination results from fraud or the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case nothing herein shall relieve either party from liability for such breach.


ARTICLE XII

MISCELLANEOUS

          12.1 EXPENSES; TRANSFER TAXES, ETC..  Except as set forth in Section
               ------------------------------
7.3(b) or this Section 12.1 or otherwise in this Agreement, all fees, costs and expenses incurred by any party to this Agreement in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses, shall be borne by such party; provided, however, that (i) all Governmental fees
                              --------  -------
incurred in connection with seeking pre-closing regulatory approvals and all expenses required by the Seller's sale and assignment of the Purchased Assets, including all costs incurred with respect to seeking clearance under the HSR Act, shall be borne by the Seller, and (ii) all sales and similar taxes imposed upon the transfer of personal property shall be borne by the Buyer.

          12.2 ENTIRE AGREEMENT.  This Agreement (including the Schedules and
               ----------------
Exhibits attached hereto), the Bill of Sale, Assignment and Assumption, the Trademark Assignment, the Copyright Assignment, the Patent Assignment, the Escrow Agreement and the Rebate Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings between the parties with respect thereto; provided, however, that
                                                         --------  -------
the provisions of the Confidentiality Agreement shall remain in full force and effect to the extent not inconsistent herewith.

          12.3 DESCRIPTIVE HEADINGS.  Descriptive headings are for convenience
               --------------------
only and shall not control or affect the meaning or construction of any provisions of this Agreement.

          12.4 NOTICES.  All notices or other communications which are required
               -------
or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by facsimile, (b) sent by nationally-recognized overnight courier, or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith:

  If to Synnex:       SYNNEX Information Technologies, Inc.
                              3797 Spinnaker Court
                              Fremont, CA  94538
                              Attention: President
                              Facsimile No.: (510) 668-3602

  If to the Buyer:    ComputerLand Corporation
                              5964 West Las Positas Boulevard
                              Pleasanton, California 94588-8575
                              Attention: President
                              Facsimile No.: (510) 467-6000

  with a copy to:     Baker & McKenzie
                              660 Hansen Way
                              Palo Alto, California 94304
                              Attention: Michael J. Madda, Esq.
                              Facsimile No.: (415) 856-9299

  If to the Seller
  or Merisel:         Merisel, Inc.
                              200 Continental Boulevard
                              El Segundo, California 90245
                              Attention: President
                              Facsimile No.: (310) 615-1234
  with a copy to:    Skadden, Arps, Slate, Meagher and Flom LLP
                              300 South Grand Avenue
                              Los Angeles, California 90071-3144
                              Attention: Joseph J. Giunta, Esq.
                              Facsimile No.: (213) 687-5600

Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by facsimile (with electronic confirmation of receipt), (ii) on the Business Day after dispatch if sent by nationally-recognized, overnight courier, and (iii) three (3) Business Days following the posted date, if sent by mail.

          12.5 COUNTERPARTS.  This Agreement may be executed in any number of
               ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          12.6 GOVERNING LAW.  This agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of California applicable to contracts made an performed wholly therein.

          12.7 BENEFITS OF AGREEMENT.  The terms and provisions of this
               ---------------------
Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

          12.8 PRONOUNS.  As used herein, all pronouns shall include the
               --------
masculine, feminine, neuter, singular, and plural therefor whenever the context and facts require such construction and the word "person" includes a corporation or other entity or association as well a natural person.

          12.9 SEVERABILITY.  Any provision of this Agreement which is invalid
               ------------
or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidation or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision is held to be invalid or unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

          12.10  AUTHORIZATION.  Effective as of the Closing Date, the Seller
                 -------------
appoints the Buyer its attorney-in-fact solely to open all mail addressed to the locations of the facilities of the Subject Business. The Buyer shall promptly send to the Seller all mail not relating to the Purchased Assets or the Subject Business, except personal mail of any employee or former employee of the Subject Business.

          12.11  AMENDMENT, MODIFICATION AND WAIVER.  This Agreement shall not
                 ----------------------------------
be amended, modified, supplemented or otherwise altered except pursuant to an instrument in writing signed by each of the parties hereto. The failure by any party hereto to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the party or parties hereto adversely affected by such failure, but such waiver or failure shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The delay in pursuing any remedy or on insisting upon full performance for any; breach or failure of any covenant, condition or promise shall not prevent a party from later pursuing any remedies or insisting upon full performance for the same or any similar breach or failure.


[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

"BUYER"                                     "SELLER"

SYNFAB, INC.                                MERISEL FAB, INC.


By:    /s/ ROBERT T. HUANG                  By:    /s/ DWIGHT A. STEFFENSEN

Name:  Robert T. Huang                      Name:  Dwight A. Steffensen

Title:                                      Title: Chairman


SYNNEX INFORMATION TECHNOLOGIES, INC.       MERISEL, INC.


By:    /s/ ROBERT T. HUANG                  By:    /s/ DWIGHT A. STEFFENSEN

Name:  Robert T. Huang                      Name:  Dwight A. Steffensen

Title: Chief Executive Officer              Title: Chairman & CEO



LIST OF EXHIBITS:
-----------------

Exhibit "A":   Bill of Sale, Assignment and Assumption
Exhibit "B":   Trademark Assignment
Exhibit "C":   Copyright Assignment
Exhibit "D":   Patent Assignment
Exhibit "E":   Term Sheet for Rebate Agreement
Exhibit "F":   Term Sheet for Escrow Agreement
Exhibit "G":   Model Buyer Repurchase Agreement

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